EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2016, with respect to the consolidated financial statements included in the Annual Report of Delcath Systems, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Delcath Systems, Inc. on Forms S-3 (File No. 333-183675 and File No. 333-187230), and on Form S-8 (File No. 333-182014).

/s/ Grant Thornton LLP
New York, New York
March 18, 2016